Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III President and CEO (615) 771-7575	Cameron Associates Rodney O’Connor (212) 554-5470
Advocat Announces New Director

BRENTWOOD, Tenn., (March 12, 2008) — Advocat Inc. (NASDAQ: AVCA) today announced the appointment of Chad A. McCurdy as a new Director of the Company. With the appointment of Mr. McCurdy, Advocat’s Board of Directors increases to six members.
Commenting on the appointment, Chief Executive Officer William R. Council, III said, “We are extremely pleased to add Chad McCurdy to Advocat’s Board of Directors. He has excellent experience in finance and capital markets and is a Managing Partner in Marlin Capital Partners LLC a significant investor in Advocat. We look forward to his counsel on our Board of Directors.”
Mr. McCurdy is the Managing Partner of Marlin Capital Partners, LLC and has been a Principal at Institutional Equities an institutional brokerage and money management firm since 2004. Prior to that, Mr. McCurdy was a broker with First Dallas Securities from 2003 through 2004. Mr. McCurdy is a graduate of Southern Methodist University, Cox School of Business.
Advocat provides long term care services to patients in 50 skilled nursing centers containing 5,773 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
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